Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-160905 on Form S-8 and Registration statement No. 333-162106 on Form S-3 of Transcend Services, Inc. of our report dated September 1, 2009, relating to the financial statements of Medical Dictation Services, Inc., included in the Current Report on Form 8-K/A of Transcend Service, Inc.

/s/ Hertzbach & Company P.A.

Baltimore, Maryland

November 6, 2009